EXHIBIT 99.1

ATLAS AIR WORLDWIDE HOLDINGS EXPANDS
RESTRUCTURING DISCUSSIONS

March 28, 2003, Purchase, NY...Atlas Air Worldwide Holdings, Inc. [NYSE: CGO] and its subsidiaries (the “Company”) today announced that it is expanding restructuring discussions from lessors for six of its aircraft to include all other lessors, bank lenders and representatives of holders of its public debt issues. As announced on February 27, the Company first initiated restructuring discussions in an effort to reduce or defer operating lease payments on five Boeing 747-200 and one Boeing 747-300 aircraft.

The Company hopes to conclude these restructuring discussions by the end of April. While discussions are ongoing, the Company will suspend payments related to its bank debt, senior notes and leased aircraft, but plans to continue payments to all trade vendors in the ordinary course of business and will continue to effectively serve all of its customers.

The Company is optimistic that these restructuring discussions will be successful. However, there is no assurance that this will be the case. Should these negotiations prove unsuccessful, lessors and creditors may instead choose to accelerate the Company’s debt and leases and foreclose on their collateral; most of this collateral is aircraft.

Atlas Air, Inc. and Polar Air Cargo, Inc. are wholly owned subsidiaries of Atlas Air Worldwide Holdings, Inc. Atlas Air offers its customers a complete line of freighter services, specializing in ACMI (Aircraft, Crew, Maintenance, and Insurance) contracts, utilizing its fleet in B747 aircraft. Polar’s fleet of Boeing 747 freighter aircraft specializes in time-definite, cost-effective airport-to-airport scheduled airfreight service.

This document contains forward-looking statements that involve assumptions, risks and uncertainties that could result in actual results differing materially from expected results. Forward-looking statements represent the Company’s expectations and beliefs concerning future events, based on information available to the Company at the date of this press release. Some factors that could significantly affect the Company’s restructuring initiatives include, without limitation, the economic environment of the airline industry, the Company’s ability to negotiate restructured obligations with this creditors, the success of the Company’s cost-cutting initiative in enhancing profitability and the economic environment in general. Investors should not place undue reliance on the forward-looking information contained herein, which speaks only as of the date of this press release. The Company disclaims any intent or obligation to update or alter any of the forward-looking statements, whether in response to new information, unforeseen events, changed circumstances or otherwise.

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